Exhibit 99.1

BGC Partners Reports Second Quarter 2010 Financial Results

NEW YORK, NY – August 4, 2010 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the second quarter ended June 30, 2010.

Second Quarter Financial Summary

•

Pre-tax distributable earnings[1] increased by 44.7 percent to $46.5 million or $0.20 per fully diluted share in the second quarter of 2010, compared with $32.1 million or $0.15 per fully diluted share in the year-earlier period.

•

Post-tax distributable earnings increased by 63.0 percent to $38.9 million or $0.17 per fully diluted share in the second quarter of 2010, compared with $23.8 million or $0.11 per fully diluted share in the second quarter of 2009.

•	Second quarter 2010 revenues as used to calculate distributable earnings increased by 14.4 percent to $336.3 million compared with $294.0 million in the year-earlier period.

•

The Company’s revenues for the second quarter of 2010 in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 14.9 percent to $335.7 million, compared with $292.1 million in the second quarter of 2009.

•	GAAP income from continuing operations before income taxes decreased by 19.0 percent to $17.5 million in the second quarter of 2010, compared with $21.6 million in the year-earlier period.

•

GAAP net income for fully diluted shares decreased by 7.4 percent to $19.6 million or $0.09 per share in the second quarter of 2010, compared with $21.1 million or $0.10 per share in the year-earlier period.

•

On August 2, 2010, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on August 30, 2010 to Class A and Class B common stockholders of record as of August 16, 2010.

Management Comments on Second Quarter 2010 Financial Results

“The Company grew brokerage revenues by 15.8 percent year-over-year, with Equities and Other Asset Classes up by 55.9 percent, Foreign Exchange up by 54.6 percent, and Rates up by 18.6 percent,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners. “Pre-tax distributable earnings per share increased by 33.3 percent, while post-tax distributable earnings per share increased by 54.5 percent when compared to the second quarter of 2009.”

Mr. Lutnick continued: “BGC Partners once again outpaced the industry in terms of top- and bottom-line growth. The combination of our ongoing partnership enhancement program, unique structure, continued strong top-line growth, and the increasing proportion of our revenues related to fully electronic trading contributed to the almost 350 basis point year-over-year expansion of our post-tax distributable earnings margin. Accordingly, our quarterly dividend to common stockholders will be up by 55.6 percent year over year to $0.14. As BGC continues to grow, we expect to increase our dividend and further enhance shareholder value.”

[1]

See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete definition of these terms and how, when and why management uses them.

Shaun D. Lynn, President of BGC Partners, Inc., said: “Revenues related to fully electronic trading grew by 40.0 percent compared to the year-ago quarter to $31.6 million or 9.4 percent of total revenues. This was our best quarterly performance in e-broking since the eSpeed merger, both in absolute terms and as a proportion of revenues. Our growth from e-broking was broad based across Rates, Credit, and FX, and was generated by multiple desks in Europe, the Americas, and Asia.”

Mr. Lynn concluded: “In the past year BGC has opened offices in Moscow and Beijing, and we continue to attract top brokers and salespeople across our geographic footprint. Consequently, our front office headcount grew by 11.6 percent year-over year and 3.9 percent sequentially, to 1,612. We expect to further expand our front office as we continue to gain recognition for our unique partnership structure and world-class technology.”

Second Quarter Revenues

For the second quarter of 2010, BGC Partners’ GAAP revenues were $335.7 million compared with $292.1 million in the second quarter of 2009. Revenues for distributable earnings were $336.3 million, compared with the prior-year quarter’s $294.0 million.

Second quarter 2010 GAAP revenues were reduced by $0.5 million due to BGC Partners’ non-cash losses related to its equity investments. Second quarter 2009 GAAP revenues were reduced by $1.9 million due to the Company’s non-cash losses related to its equity investments. These items were not included in distributable earnings revenue.

Double-digit percentage year-over-year gains in brokerage revenues from Rates, Equities and Other Asset Classes, and Foreign Exchange as well as the acquisition of Liquidez were partially offset by a decline in brokerage revenues from Credit.

Brokerage revenues for both GAAP and distributable earnings increased by 15.8 percent to $313.5 million, compared with $270.7 million in the prior-year quarter. For the second quarter of 2010, Rates revenues were $139.3 million, Credit revenues were $77.1 million, Equities and Other Asset Classes revenues were $50.3 million, and Foreign Exchange revenues were $46.8 million. In comparison, for the second quarter of 2009, Rates revenues were $117.5 million, Credit revenues were $90.8 million, Equities and Other Asset Classes revenues were $32.2 million, and Foreign Exchange revenues were $30.3 million.

Rates revenues increased by 18.6 percent in the second quarter of 2010 compared to the year-earlier period. These increases were driven primarily by continuing high levels of global fixed income issuance, secondary market trading activity, and heightened global levels of interest rate volatility. Quarterly revenues from Equities and Other Asset Classes increased by 55.9 percent year-over-year, driven primarily by strong growth globally from the Company’s equity-derivatives products as BGC Partners continued to invest in this area, as well as by year-over-year increases in overall equity market volatility and equity derivatives volumes. Foreign Exchange revenues increased by 54.6 percent versus the year-ago quarter due primarily to a continuing rebound in global volumes, particularly as credit issues have eased for customers of the Company’s Emerging Markets desks. In addition, BGC Partners generated significant growth in revenues from fully electronic foreign exchange trading compared with the second quarter of 2009.

Credit revenues decreased by 15.0 percent year-on-year, reflecting an industry-wide decline in corporate bond and credit derivative activity compared to the year-earlier period. This was partially offset by substantial year-over-year growth in revenues from the fully electronic trading of Credit products and by increased sovereign credit default swap activity.

In the second quarter of 2010, Rates represented 41.4 percent of total distributable earnings revenues, Credit 22.9 percent, Equities and Other Asset Classes 14.9 percent, and Foreign Exchange 13.9 percent. In comparison, for the second quarter of 2009, Rates represented 40.0 percent of total distributable earnings revenues, Credit 30.9 percent, Equities and Other Asset Classes 11.0 percent, and Foreign Exchange 10.3 percent.

Second quarter 2010 revenues related to fully electronic trading 2 increased by 40.0 percent to $31.6 million, which represented 9.4 percent of total distributable earnings revenues. This compares with $22.5 million or 7.7 percent of total distributable earnings revenues in the prior-year period. This improvement was driven by recent growth in the Company’s volumes from the fully electronic trading of U.S. Treasuries, Canadian sovereigns, spot foreign exchange, foreign exchange options, non-deliverable forwards, corporate bonds, single name corporate and sovereign credit default swaps, and corporate and sovereign credit derivative indices.

Second Quarter Expenses

Total GAAP expenses were $318.2 million in the second quarter of 2010 compared with $270.5 million in the prior-year period. Total expenses on a distributable earnings basis were $289.8 million compared with $261.9 million in the second quarter of 2009.

On a distributable earnings basis, the Company’s compensation and employee benefits were $184.3 million or 54.8 percent of revenues in the second quarter of 2010. In comparison, these figures were $178.2 million and 60.6 percent, respectively, in the year-earlier period.

The difference between second quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $23.7 million in non-cash, non-economic, and non-dilutive charges solely relating to grants of exchangeability to unit holders.3 Second quarter 2010 compensation and employee benefits as calculated for distributable earnings excluded $0.4 million in expenses related to dividend equivalents to holders of restricted stock units and a credit of $0.8 million related to non-cash and non-dilutive pre-merger grants of equity or units.

The difference between second quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $2.2 million in non-cash and non-dilutive charges related to pre-merger grants of equity or units and $0.2 million in expense related to dividend equivalents to holders of restricted stock units.

[2]

For the second quarter of 2010, this includes $27.1 million in the “total brokerage revenues” line item and $4.5 million in the “fees from related parties” line item. In the year-earlier period, these figures were $17.8 million and $4.7 million, respectively.

[3]	See the below section of this release entitled “Unit Redemptions and Conversions.”

For the second quarter of 2010, non-compensation expenses were $105.5 million on both a GAAP and distributable earnings basis. This represented 31.4 percent of both GAAP and distributable earnings revenues. For the second quarter of 2009, non-compensation expenses were $83.7 million on both a GAAP and distributable earnings basis, representing 28.7 percent of GAAP revenues and 28.5 percent of distributable earnings revenues, respectively.

Second Quarter Income

The Company recorded GAAP net income from continuing operations before income taxes of $17.5 million, GAAP net income for fully diluted shares of $19.6 million, and GAAP net income per fully diluted share of $0.09 in the second quarter of 2010. This compares to GAAP income from continuing operations before income taxes of $21.6 million, GAAP net income for fully diluted shares of $21.1 million, and GAAP net income per fully diluted share of $0.10 in the second quarter of 2009.

In the second quarter of 2010, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $46.5 million or $0.20 per fully diluted share, compared with $32.1 million or $0.15 per fully diluted share in the second quarter of 2009. The Company’s pre-tax distributable earnings margin was 13.8 percent in the second quarter of 2010 versus 10.9 percent in the prior-year period.

BGC Partners recorded post-tax distributable earnings of $38.9 million or $0.17 per fully diluted share in the second quarter of 2010 compared with $23.8 million or $0.11 per fully diluted share in the second quarter of 2009. The Company’s post-tax distributable earnings margin was 11.6 percent in the second quarter of 2010 versus 8.1 percent in the prior-year period.

In the second quarter of 2010, the effective tax rate for distributable earnings was 15.2 percent compared with 26.5 percent a year earlier.

The Company had a fully diluted weighted average share count of 248.0 million for second quarter of 2010 on a distributable earnings basis, and 226.5 million on a GAAP basis4. This compares with 211.1 million in the year-earlier period for both GAAP and distributable earnings. As of June 30, 2010, the Company’s fully diluted share count was 245.4 million, assuming conversion of the Convertible Senior Notes.

Front Office Statistics

BGC Partners had 1,612 brokers and salespeople as of June 30, 2010, up 3.9 percent when compared to 1,551 as of March 31, 2010 and up by 11.6 percent from 1,444 as of June 30, 2009. Average revenue generated per front office employee5 for the second quarter of 2010 was approximately $204,000 compared with approximately $220,000 in the first quarter of 2010 and approximately $210,000 in the prior-year period. Historically, BGC Partners’ average revenue per front office employee has declined for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company. In addition, the first quarter has generally been the most active period in most years for the wholesale intermediary industry.

[4]

On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Beginning in the second quarter of 2010, the Company’s fully diluted share count for distributable earnings therefore included an additional 21.5 million shares. Consistent with FASB guidance, BGC Partners’ GAAP EPS calculations for the second quarter of 2010 exclude the additional shares but include the associated interest expense because the impact would be anti-dilutive. Conversely, distributable earnings per share calculations for the second quarter of 2010 include the additional shares but exclude the $3.3 million of quarterly interest expense, net of tax, associated with them.

[5]	This includes revenues from “total brokerage revenues” and “market data and software solutions”, as well as the portion of “fees from related parties” related to fully electronic trading.

Balance Sheet

As of June 30, 2010, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $344.0 million; notes payable and collateralized borrowings were $164.7 million; book value per share was $2.25; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $411.4 million.

In comparison, as of December 31, 2009, the Company’s cash position was $471.5 million; notes payable and collateralized borrowings were $167.6 million; book value per share was $2.44; and total capital was $437.9 million.

The decline in cash from year-end 2009 was due primarily to the payment of year-end bonuses, the settlement of payables, and the repurchases and redemption of shares or partnership units. Between January 1, 2010 and July 31, 2010 BGC Partners repurchased or redeemed approximately 11.2 million shares and units for approximately $66.2 million.

Third Quarter 2010 Outlook

The Company expects to generate distributable earnings revenues of between $295 million and $315 million in the third quarter of 2010, an increase of approximately 1 to 8 percent compared with $291.2 million in the prior-year period.

The Company expects third quarter 2010 pre-tax distributable earnings to be between approximately $39 million and $44 million, an increase of approximately 30 percent to 47 percent versus $30.0 million in the third quarter of 2009. BGC Partners expects third quarter 2010 post-tax distributable earnings to be between $33 million and $37 million, an increase of approximately 56 to 75 percent compared with $21.1 million in the year-earlier quarter.

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent for the full year 2010.

Dividends and Share Repurchases

On August 2, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share payable on August 30, 2010 to Class A and Class B common stockholders of record as of August 16, 2010. This represents an increase of 55.6 percent year-over-year.

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company’s also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units.

Unit Redemptions and Conversions

During the second quarter the Company continued its partnership enhancement program to improve its employment arrangements by leveraging its distinctive structure. Launched initially in the U.K. in the first quarter of 2010, the program was expanded to partners based primarily in the U.S. and Asia in the second quarter of 2010. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in restricted equity and/or partnership units, and to other contractual modifications sought by the Company.

Also as part of this program, BGC Partners redeemed limited partnership units for cash and other units and granted exchangeability to certain units. The Company has also sold, or plans to sell, shares of Class A Common Stock under its controlled equity offering in order to offset these redemptions. Over time, the Company’s fully diluted share count is expected to be substantially unchanged as a result of these transactions, although the Class A public float is expected to increase.

During the second quarter of 2010, BGC Partners agreed to grant exchangeability to approximately 4.0 million PSUs and PSIs and 2.8 million Founding Partner Units. Under GAAP, the Company was required to take a second quarter charge of $23.7 million relating these grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from April 1, 2010 through July 31, 2010 are detailed in the following table:

Period	Number of shares purchased	Effective Average Price per Share
April	607,902	$6.58
May	—	—
June	—	—
July	—	—

Total Repurchases	607,902	$6.58

Period	Number of units redeemed	Average price per unit
April	—	—
May	—	—
June	2,846,409	$5.61
July	864,198	$5.13

Total Redemptions	3,710,607	$5.50

Total Repurchases and Redemptions	4,318,509	$5.65

To offset these redemptions, the Company sold approximately 4.1 million shares through its controlled equity offering from June 1, 2010 through July 31, 2010 for approximately $22.4 million or $5.48 per share.

As of June 30, 2010, the Company had approximately $100 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call on Wednesday, August 4, 2010 at 9:45 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	08/04/2010 9:45 AM Eastern Time
U.S. Dial In:	888-679-8040
International Dial In:	617-213-4851
Participant Passcode:	44742699
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PTCRHLGXF

REPLAY:

Available From – To:	08/04/2010 12:45 PM - 08/11/2010
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	97652102

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 20 offices, located in New York and London, as well as in Beijing, Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance which are used by management to evaluate the financial performance of BGC Partners and its subsidiaries. BGC Partners believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with GAAP items such as “income (loss) from continuing operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes excluding non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs; and

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to repurchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

•

In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the Convertible Senior Notes.

In addition to the quarterly dividend to BGC Partners’ Class A common stockholders, the Company expect to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post tax distributable earnings allocated to us and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units, which are referred to as “RSUs,” are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. BGC Partners views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund the Company’s operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of the Company’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of our financial performance should be considered together.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

This document and the documents incorporated by reference in this document contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	Pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	The effect of industry concentration and reorganization, reduction of customers and consolidation;

•	Liquidity, clearing capital requirements and the impact of recent credit market events;

•	Market conditions, including trading volume and volatility, and further deterioration of the debt capital markets;

•

Our relationship with Cantor and its affiliates, including Cantor Fitzgerald & Co., and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our convertible notes and Cantor Fitzgerald & Co.’s acting as our sales agent under our controlled equity offering or other future offerings;

•	Economic or geopolitical conditions or uncertainties;

•

Extensive regulation of our businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters, including regulatory examinations, investigations and enforcement actions;

•	Factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

•

Costs and expenses of developing, maintaining and protecting our intellectual property, including judgments or settlements paid or received in connection with intellectual property, as well as employment and other litigation and their related costs;

•

Certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt and risks of the resulting leverage, as well as interest and currency rate fluctuations;

•

Our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

•

Our ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•	Our ability to hire new personnel;

•	Our ability to expand the use of technology for hybrid and fully electronic trading;

•	Our ability to effectively manage any growth that may be achieved;

•	Our ability to identify any material weaknesses in our internal controls could affect our ability to prepare financial statements and reports in a timely manner;

•	The effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•

Our ability to meet expectations with respect to payments of dividends and repurchases of shares of our Class A common stock or purchases of BGC Holdings limited partnership units or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A Common Stock; and

•

The risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 or in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, each as filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties, as well as those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the date of this document and future events or circumstances could differ significantly from these forward-looking statements. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:	Investors:
US: Florencia Panizza	Jason McGruder
212-294-7938	212-829-4988
fpanizza@bgcpartners.com	jmcgruder@bgcpartners.com

Robert Hubbell	Chris Walters
212-294-7820	212-294-8059
rhubbell@bgcpartners.com	cwalters@bgcpartners.com

###

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$341,410	$469,301
Cash segregated under regulatory requirements	2,547	2,200
Loan receivables from related parties	980	980
Securities owned	1,587	2,553
Marketable securities	3,693	1,510
Securities borrowed	32,926	—
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	589,162	413,980
Accrued commissions receivable, net	140,917	108,495
Forgivable loans and other receivables from employees and partners	138,213	138,113
Fixed assets, net	134,379	132,966
Investments	21,018	23,173
Goodwill	76,663	77,118
Other intangible assets, net	12,297	13,912
Receivables from related parties	12,850	14,459
Other assets	57,307	65,789

Total assets	$1,565,949	$1,464,549

Liabilities, Redeemable Partnership Interest and Equity:
Accrued compensation	$171,036	$143,283
Securities sold, not yet purchased	—	11
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	580,286	385,345
Payables to related parties	8,103	64,169
Accounts payable, accrued and other liabilities	222,221	256,452
Deferred revenue	8,235	9,805
Notes payable and collateralized borrowings	164,672	167,586

Total liabilities	1,154,553	1,026,651
Redeemable partnership interest	96,490	103,820
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 81,354 and 70,661 shares issued at June 30, 2010 and December 31, 2009, respectively; and 63,889 and 56,124 shares outstanding at June 30, 2010 and December 31, 2009, respectively	814	707
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 25,848 and 26,448 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively, convertible into Class A common stock	258	264
Additional paid-in capital	328,147	292,881
Treasury stock, at cost: 17,465 and 14,537 shares of Class A common stock at June 30, 2010 and December 31, 2009, respectively	(107,127)	(89,756)
Retained deficit	(15,610)	(2,171)
Accumulated other comprehensive loss	(4,912)	(36)

Total stockholders’ equity	201,570	201,889

Noncontrolling interest in subsidiaries	113,336	132,189

Total equity	314,906	334,078

Total liabilities, redeemable partnership interest, and equity	$1,565,949	$1,464,549

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Commissions	$213,863	$164,305	$435,896	$336,585
Principal transactions	99,606	106,438	202,734	197,699

Total brokerage revenues	313,469	270,743	638,630	534,284

Fees from related parties	16,436	13,232	32,362	28,156
Market data	4,444	4,402	8,831	8,864
Software solutions	1,760	2,770	3,512	4,268
Interest income	781	702	1,453	2,014
Other revenues	506	2,139	1,508	2,459
Losses on equity investments	(1,692)	(1,852)	(3,441)	(3,995)

Total revenues	335,704	292,136	682,855	576,050

Expenses:
Compensation and employee benefits	207,558	180,591	479,246	356,428
Allocation of net income to limited partnership interests in BGC Holdings	5,163	6,190	5,163	11,269

Total compensation and employee benefits	212,721	186,781	484,409	367,697
Occupancy and equipment	28,249	27,522	56,377	53,346
Fees to related parties	3,338	2,929	7,372	7,264
Professional and consulting fees	10,016	7,305	20,085	14,789
Communications	18,468	15,646	37,536	30,970
Selling and promotion	16,227	12,751	32,144	27,755
Commissions and floor brokerage	4,916	4,075	9,803	7,750
Interest expense	3,596	2,512	6,507	4,909
Other expenses	20,652	10,990	25,041	18,620

Total non-compensation expenses	105,462	83,730	194,865	165,403

Total expenses	318,183	270,511	679,274	533,100
Income from continuing operations before income taxes	17,521	21,625	3,581	42,950
Provision for income taxes	4,710	6,944	1,723	13,975
Consolidated net income	12,811	14,681	1,858	28,975

Less: Net income (loss) attributable to noncontrolling interest in subsidiarie	5,413	6,613	(1,329)	12,827

Net income available to common stockholders	$7,398	$8,068	$3,187	$16,148

Per share data:
Basic earnings per share
Net income available to common stockholders	$7,398	$8,068	$3,187	$16,148

Basic earnings per share	$0.09	$0.10	$0.04	$0.20

Basic weighted average shares of common stock outstanding	84,473	78,929	83,667	79,745

Fully diluted earnings per share
Net income for fully diluted shares	$19,567	$21,120	$8,632	$41,012

Fully diluted earnings per share	$0.09	$0.10	$0.04	$0.20

Fully diluted weighted average shares of common stock outstanding	226,495	211,074	224,949	205,678

Dividends declared per share of common stock	$0.14	$0.09	$0.20	$0.13

Dividends declared and paid per share of common stock	$0.14	$0.09	$0.20	$0.13

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q2 2010	Q2 2009
Revenues:
Brokerage revenues:
Rates	$139,327	$117,467
Credit	77,109	90,768
Equities and other asset classes	50,255	32,245
Foreign exchange	46,778	30,263

Total brokerage revenues	313,469	270,743
Market data and software solutions	6,204	7,172
Fees from related parties, interest and other revenues	16,577	16,073

Total revenues	336,250	293,988

Expenses:
Compensation and employee benefits (a)	184,335	178,166
Other expenses	105,462	83,730

Total expenses	289,797	261,896

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	46,453	32,092

Noncontrolling interest in subsidiaries (b)	525	(249)
Provision for income taxes	7,060	8,496

Post-tax distributable earnings to fully diluted shareholders	$38,869	$23,845

Earnings per share:
Fully diluted pre-tax distributable earnings per share (c)	$0.20	$0.15

Fully diluted post-tax distributable earnings per share (c)	$0.17	$0.11

Fully diluted weighted average shares of common stock outstanding	248,026	211,074

Total Revenues ($)	336,250	293,988

Total Compensation Expense ($) (a)	184,335	178,166

Compensation expense as a percent of revenues	54.8%	60.6%

Non-Compensation expense as a percent of revenues	31.4%	28.5%

Pre-tax distributable earnings margins (on distributable earnings revenues)	13.8%	10.9%

Post-tax distributable earnings margins (on distributable earnings revenues)	11.6%	8.1%

Effective Tax Rate	15.2%	26.5%

Notes and Assumptions

(a) - Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.

(b) - Noncontrolling interest allocation associated with joint ownership of administrative services company.

(c) On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015.

The second quarter 2010 distributable earnings per share calculations include an additional 21.5 million shares, but exclude the $3.3 million of interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q2 2010	Q2 2009
GAAP income from continuing operations before income taxes	$17,521	$21,625
Allocation of net income to founding/working partners units	2,339	4,125
Allocation of net income to limited partnership units	2,824	2,065

Pro forma pre-tax operating income available to fully diluted shareholders	22,684	27,815

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units	(817)	2,204
Dividend equivalents to RSUs	350	221
Non-cash losses related to equity investments	546	1,852
Granting exchangeability and/or redemption of limited partnership units and founding partner units	23,690	—

Total pre-tax adjustments	23,770	4,277
Pre-tax distributable earnings	$46,453	$32,092

GAAP net income available to common stockholders	$7,398	$8,068
Allocation of net income to founding/working partners holding units	2,339	4,125
Allocation of net income to limited partnership units	2,824	2,065
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	4,888	6,862

Pro forma net income for fully diluted shares	$17,449	$21,120
Total pre-tax adjustments (from above)	23,770	4,277
Income tax adjustment to reflect effective tax rate	(2,350)	(1,552)

Post-tax distributable earnings	$38,869	$23,845

Pre-tax distributable earnings per share (a)	$0.20	$0.15

Post-tax distributable earnings per share (a)	$0.17	$0.11

Fully diluted weighted average shares of common stock outstanding	248,026	211,074

(a) On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The second quarter 2010 distributable earnings per share calculations include an additional 21.5 million shares, but exclude the $3.3 million of interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

				% Change	% Change
	2Q09	1Q10	2Q10	2Q10 vs. 1Q10	2Q10 vs. 2Q09
Notional Volume (in $US billions)
Fully Electronic Rates*	9,552	11,557	14,088	21.9%	47.5%
Fully Electronic Credit & FX**	232	762	842	10.5%	262.9%

Total Fully Electronic Volume	9,784	12,319	14,930	21.2%	52.6%

HYBRID***
Total Hybrid Volume	18,637	33,073	30,436	(8.0%)	63.3%

TOTAL Hybrid & Fully Electronic Volume	28,421	45,392	45,366	(0.1%)	59.6%

Transaction Count
Fully Electronic Rates*	3,505,517	3,730,614	5,076,869	36.1%	44.8%
Fully Electronic Credit & FX**	119,990	354,067	390,075	10.2%	225.1%

Total Fully Electronic Transactions	3,625,507	4,084,681	5,466,944	33.8%	50.8%

HYBRID
Total Hybrid Transactions	337,381	560,763	558,949	(0.3%)	65.7%

TOTAL Hybrid and Fully Electronic Transactions	3,962,888	4,645,444	6,025,893	29.7%	52.1%

Trading Days	63	61	63

COMPARABLE INDUSTRY VOLUMES:
Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	95,518,156	125,894,602	159,811,045	26.9%	67.3%
CME - Euro $ Contracts	115,393,226	121,775,320	146,925,822	20.7%	27.3%
EUREX - Bund Contracts	42,351,069	55,677,833	62,046,252	11.4%	46.5%
ELX - US Treasury Contracts	N/A	3,324,070	3,278,563	(1.4%)	NMF

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	25,247	31,734	31,114	(2.0%)	23.2%
Average Daily UST Volume	401	520	494	(5.1%)	23.2%

CME FX Futures Volume (3)	35,106,455	52,020,489	62,860,945	20.8%	79.1%

CLS FX Avg Daily Values - in millions (4)	3,285,993	3,937,597	4,142,084	5.2%	26.1%

NYSE - Volume (shares traded) - in millions (5)	204,612	140,074	186,293	33.0%	(9.0%)
Transaction Value - in millions	4,679,430	4,110,650	5,408,340	31.6%	15.6%

NASDAQ - Volume (shares traded) - in millions (6)	673,131	526,876	650,974	23.6%	(3.3%)
Transaction Value - in millions (7)	2,657,476	3,086,722	3,635,465	17.8%	36.8%

Total Industry Equity Option Volume (8)	955,000,770	925,000,644	1,075,876,474	16.3%	12.7%

TRACE All Bond Dollar Volume (in millions) (9)
TRACE All Bond Volume	1,280,165	1,233,666	1,100,558	(10.8%)	(14.0%)
Average Daily All Bond Dollar Volume	20,320	19,898	17,469	(12.2%)	(14.0%)

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, and Corporate Bonds
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

Sources:	(1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4) CLS Bank Monthly Report
(5) NYSE - www.nyse.com
(6) NASDAQ - www.nasdaqtrader.com
(7) Includes Transaction Value for NASDAQ listed securities only
(8) OCC- www.optionsclearing.com
(9) Bloomberg